EXHIBIT 99.1

July 18, 2011

Talon Therapeutics Submits New Drug Application for Marqibo®

SAN MATEO, Calif., July 18, 2011 (GLOBE NEWSWIRE) -- Talon Therapeutics, Inc. (OTCBB:TLON) today announced its New Drug Application (NDA) for Marqibo (vincristine sulfate liposomes injection) was submitted to the U.S. Food and Drug Administration (FDA) seeking accelerated approval of Marqibo in adult Ph- ALL, in second or greater relapse or that has progressed following two or more prior lines of anti-leukemia therapy.

"Submitting the NDA for Marqibo is a pivotal accomplishment for Talon," stated Steven R. Deitcher MD, President, Chief Executive Officer and Board Member of Talon Therapeutics. "The patient population we are seeking to treat has a grave prognosis comparable to some of the most feared solid tumors such as metastatic pancreatic cancer and gastric cancer, and lacks standard regimens or approved products. Currently available third-line, single-agent therapies induce few responses (≤4%) and are highly toxic. Marqibo's pivotal study in this advanced and heavily pre-treated population including those requiring 3rd through 7th line therapy and with ECOG performance status of 0 — 3, resulted in an overall remission rate of 20% with side effects that were predictable and manageable with no unexpected toxicities. We believe there is a significant unmet medical need in this rare hematologic malignancy where Marqibo may provide significant benefit," Dr. Deitcher concluded.

About Marqibo

Marqibo is a novel, targeted Optisome™ encapsulated formulation product candidate of the FDA-approved anticancer drug vincristine. Talon has been primarily developing Marqibo for the treatment of adult, Philadelphia chromosome negative (Ph-) acute lymphoblastic leukemia (ALL). Vincristine, a microtubule inhibitor, is FDA-approved for ALL and is widely used as a single agent and in combination regimens for treatment for hematologic malignancies such as lymphomas and leukemias. Talon's encapsulation formulation is designed to provide prolonged circulation of the drug in the blood and accumulation at the tumor site. These characteristics are intended to increase the dose of vincristine delivered in a safe and effective manner.

Talon's NDA seeks accelerated approval of Marqibo in adult Ph- ALL, in second or greater relapse or that has progressed following two or more prior lines of anti-leukemia therapy. Talon has received orphan drug and fast track designations for Marqibo for the treatment of adult ALL from the FDA. Marqibo has also received orphan drug designation in adult leukemia from the European Medicines Evaluation Agency.

About Talon Therapeutics

Talon Therapeutics, Inc. is a biopharmaceutical company dedicated to seizing upon medical opportunities, efficiently and expertly leading product candidates through clinical development, and transferring value to patients, patient care providers, shareholders, corporate partners, and employees.

In addition to Marqibo, the Company has additional pipeline opportunities some of which, like Marqibo, have the potential to improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity.

Additional information on Talon Therapeutics can be found at www.talontx.com.

The Talon Therapeutics, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3290

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include without limitation, statements regarding Talon's ability to obtain accelerated approval of Marqibo for the treatment of adult Ph- ALL, and the potential of Marqibo to replace existing therapies. Such statements involve risks and uncertainties that could cause Talon's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Such risks and uncertainties include: that there can be no assurances that any of Talon's clinical and regulatory development efforts relating to Marqibo will be successful; that Talon's NDA for Marqibo will be accepted for filing by the FDA and, even if the NDA is accepted by the FDA, that it will be approved; that the data of the clinical trials of Marqibo will be sufficient to support approval by the FDA of the NDA for Marqibo; that the results of the clinical trials of Marqibo will support Talon's claims or beliefs concerning Marqibo's safety and effectiveness; that Talon will be able to secure the additional capital necessary to fund its product development programs, including Marqibo, to completion; Talon's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2010. Talon assumes no obligation to update these statements, except as required by law.

CONTACT:	Investor & Media Contacts: Investor Relations Team (650) 588-6641 investor.relations@talontx.com

Source: Talon Therapeutics, Inc.